UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

Ashford Hospitality Trust Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

044103 869

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons Värde Investment Partners (Offshore) Master, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 364,822
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 364,822

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 364,822
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.08%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons Värde Credit Partners Master, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 366,812
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 366,812

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 366,812
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.08%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons Värde Investment Partners, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 367,481
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 367,481

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 367,481
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.09%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons VP Dislocation Fund, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 257,611
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 257,611

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 257,611
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.76%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons The Värde Dislocation Fund, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 468,571
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 468,571

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 468,571
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.38%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons The Värde Fund XIII, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 608,767
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 608,767

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 608,767
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.80%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons Värde Investment Partners G.P., L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 732,303
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 732,303

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 732,303
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 2.1%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons Värde Investment Partners UGP, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 732,303
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 732,303

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 732,303
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 2.1%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons Värde Credit Partners G.P., L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 366,812
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 366,812

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 366,812
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.08%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons Värde Credit Partners UGP, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 366,812
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 366,812

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 366,812
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.08%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons VP Dislocation Fund GP, LP
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 257,611
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 257,611

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 257,611
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.76%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons VP Dislocation Fund UGP, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 257,611
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 257,611

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 257,611
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.76%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons The Värde Dislocation Fund G.P., L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 468,571
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 468,571

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 468,571
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.38%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons The Värde Dislocation Fund UGP, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 468,571
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 468,571

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 468,571
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.38%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons The Värde Fund XIII G.P., L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 608,767
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 608,767

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 608,767
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.80%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons The Värde Fund XIII UGP, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 608,767
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 608,767

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 608,767
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.80%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons Värde Partners, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,434,064
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,434,064

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,434,064
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 7.19%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons Värde Partners, Inc.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,434,064
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,434,064

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,434,064
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 7.19%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

1.	Names of Reporting Persons Ilfryn C. Carstairs
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Australia and the United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,434,064
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,434,064
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,434,064
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 7.19%(1)
12.	Type of Reporting Person (See Instructions) IN

(1)	Calculated based on 33,855,495 shares of Common Stock outstanding as of November 4, 2021 as reported on the Issuer’s Form 10-Q, filed on November 8, 2021.

Item 1(a).	Name of Issuer

Ashford Hospitality Trust, Inc.

Item 1(b).	Address of the Issuer’s Principal Executive Offices

14185 Dallas Parkway Suite 1200 Dallas, Texas 75254

Item 2(a).	Names of Persons Filing

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”:

(i)  Värde Investment Partners (Offshore) Master, L.P., a Cayman Islands exempted limited partnership (“VIP Offshore”);

(ii)   Värde Credit Partners Master, L.P., a Cayman Islands exempted limited partnership (“Credit Partners”);

(iii)   Värde Investment Partners, L.P., a Delaware limited partnership (“VIP”);

(iv)  VP Dislocation Fund, L.P., a Cayman Islands limited partnership (“VP Dislocation”);

(v)    The Värde Dislocation Fund, L.P., a Cayman Islands limited partnership (“Värde Dislocation”);

(vi)  The Värde Fund XIII, L.P., a Cayman Islands limited partnership (“Fund XIII”);

(vii)  Värde Investment Partners G.P., L.P., a Delaware limited partnership (“VIP GP”);

(viii)   Värde Investment Partners UGP, LLC, a Delaware limited liability company (“VIP UGP LLC”);

(ix)  Värde Credit Partners G.P., L.P., a Delaware limited partnership (“Credit Partners GP”);

(x)    Värde Credit Partners UGP, LLC, a Delaware limited liability company (“Credit Partners UGP”);

(xi)  VP Dislocation Fund GP, LP, a Cayman Islands limited partnership (“VP GP”);

(xii)  VP Dislocation Fund UGP, LLC, a Cayman Islands limited liability company (“VP UGP”);

(xiii)   The Värde Dislocation Fund G.P., L.P., a Delaware limited partnership (“Värde Dislocation GP”);

(xiv) The Värde Dislocation Fund UGP, LLC, a Delaware limited liability company (“Värde Dislocation UGP”);

(xv)   The Värde Fund XIII G.P., L.P., a Cayman Islands limited partnership (“Fund XIII GP”);

(xvi) The Värde Fund XIII UGP, LLC, a Cayman Islands limited liability company (“Fund XIII UGP”);

(xvii)  Värde Partners, L.P., a Delaware limited partnership (“Managing Member”);

(xviii)  Värde Partners, Inc., a Delaware corporation (“General Partner”);

(xix) Mr. Ilfryn C. Carstairs (“Mr. Cartairs”), an Australian and United Kingdom citizen and the Chief Executive Officer of the General Partner.

Item 2(b).	Address of the Principal Business Office, or if none, Residence:

The principal business address of each Reporting Person is 901 Marquette Ave S, Suite 3300, Minneapolis, MN 55402.

Item 2(c).	Citizenship

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities

Common stock, $0.01 par value per share

Item 2(e).	CUSIP Number

044103 869

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not Applicable.

Item 4.

Ownership

(a)   Amount beneficially owned: See responses to Item 9 on each cover page.

(b)   Percent of Class: See responses to Item 11 on each cover page.

(c)   Number of shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

(ii)  Shared power to vote or to direct the vote:

See responses to Item 6 on each cover page.

(iii)  Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

(iv) Shared power to dispose or to direct the disposition of:

See responses to Item 8 on each cover page.

The direct holders of the reported securities are: VIP Offshore, VIP, VP Dislocation, Fund XIII, and Värde Dislocation. VIP GP is the general partner of VIP Offshore and VIP. VIP UGP LLC is the general partner of VIP GP. Credit Partners GP is the general partner of Credit Partners, and Credit Partners UGP is the general partner of Credit Partners GP. VP GP is the general partner of VP Dislocation, and VP UGP is the general partner of VP GP. Värde Dislocation GP is the general partner of Värde Dislocation, and Värde Dislocation UGP is the general partner of Värde Dislocation GP. Fund XIII GP is the general partner of Fund XIII, and Fund XIII UGP is the general partner of Fund XIII GP. The Managing Member is the managing member of VIP UGP LLC, Credit Partners UGP, VP UGP, Värde Dislocation UGP and Fund XIII UGP. The General Partner is the general partner of the Managing Member. Mr. Carstairs is the Chief Executive Officer of the General Partner.

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

VÄRDE INVESTMENT PARTNERS (OFFSHORE) MASTER, L.P.
By: Värde Investment Partners G.P., L.P., its General Partner
By: Värde Investment Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE CREDIT PARTNERS MASTER, L.P.

By: Värde Credit Partners G.P., L.P., its General Partner
By: Värde Credit Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS, L.P.

By: Värde Investment Partners G.P., L.P., its General Partner
By: Värde Investment Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VP DISLOCATION FUND, L.P.
By: VP Dislocation Fund GP, LP, its General Partner
By: VP Dislocation Fund UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE DISLOCATION FUND, L.P.

By: The Värde Dislocation Fund G.P., LP, its General Partner
By: The Värde Dislocation Fund UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE FUND XIII, L.P.

By: The Värde Fund XIII G.P., LP, its General Partner
By: The Värde Fund XIII UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS G.P., L.P.

By: Värde Investment Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE CREDIT PARTNERS G.P., L.P.

By: Värde Credit Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE CREDIT PARTNERS UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VP DISLOCATION FUND GP, LP

By: VP Dislocation Fund UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VP DISLOCATION FUND UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE DISLOCATION FUND G.P., L.P.

By: The Värde Dislocation Fund UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE DISLOCATION FUND UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE FUND XIII G.P., L.P.

By: The Värde Fund XIII UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

THE VÄRDE FUND XIII UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE PARTNERS, L.P.

By: Värde Partners, Inc., its General Partner

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

VÄRDE PARTNERS, INC.

By:	/s/ Andrew Malone
Name:	Andrew Malone
Title:	General Counsel

ILFRYN CARSTAIRS

By:	/s/ Ilfryn Carstairs

EXHIBIT LIST

Exhibit A         Joint Filing Agreement, dated as of August 20, 2021 (Incorporated by Reference)